Prospectus Supplement (to Prospectus dated February 2, 2004)	Filed Pursuant to Rule 424(b)(3) Registration Nos. 333-111064, 333-111064-01

Wynn Resorts, Limited

$250,000,000

6% Convertible Subordinated Debentures due 2015 and

Shares of Common Stock Issuable Upon Conversion of the Debentures

This prospectus supplement supplements the prospectus dated February 2, 2004, relating to the resale by certain of our securityholders of up to $250,000,000 aggregate principal amount at maturity of our 6% Convertible Subordinated Debentures due 2015 and the shares of our common stock issuable upon conversion of the debentures. You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

The information appearing under the heading “Selling Securityholders” in the prospectus is hereby amended by the addition or substitution, as applicable, of the following:

Name of Selling Security Holder	Principal Amount at Maturity of Debentures Owned	Amount of Debentures Offered Hereby	Percentage of Debentures Outstanding	Number of Shares of Common Stock Owned(1)(2)	Number of Shares of Common Stock That May Be Sold(1)		Percentage of Common Stock Out- standing(3)
Sunrise Partners Limited Partnership	$25,000,000	$25,000,000	10.0%	1,086,955	1,086,955		1.30%
All other holders of debentures or future transferees, pledgees, donees, assignees, or successors of any such holders(2)(4)	24,155,000	24,155,000	9.7	1,050,215	1,050,215		1.26
Total	$250,000,000	$250,000,000	100.0%	23,697,986	10,869,550	(5)	11.66	%(6)

(1)	Assumes conversion of all of the holder’s debentures at a conversion rate of 43.4782 shares of common stock per $1,000 principal amount at maturity of the debentures. This conversion rate is subject to adjustment, however, as described under “Description of the Debentures—Conversion Rights” in the accompanying prospectus. As a result, the number of shares of common stock issuable upon conversion of the debentures may increase or decrease in the future.
(2)	Assumes that any other holders of the debentures or any future pledgees, donees, assignees, transferees or successors of or from any other such holders of the debentures, do not beneficially own any shares of common stock other than the common stock issuable upon conversion of the debentures at the initial conversion rate.
(3)	Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act, using 82,351,957 common shares outstanding as of November 12, 2003. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all that holder’s debentures, but we did not assume conversion of any other holder’s debentures.
(4)	Information about other selling securityholders will be set forth in prospectus supplements or amendments to the registration statement, if required.
(5)	Represents the number of shares of common stock into which $250,000,000 of debentures would be convertible at the conversion rate described in footnote (1) above.
(6)	Represents the amount that the selling securityholders may sell under this prospectus divided by the sum of the number of shares of common stock outstanding as of November 12, 2003 plus the 10,869,550 shares of common stock into which the $250,000,000 debentures are convertible.

Investing in the debentures and our common stock issuable upon conversion of the debentures involves risks. See “Risk Factors” in the accompanying prospectus, beginning on page 9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Neither the Nevada Gaming Commission, the Nevada State Gaming Control Board, nor any other gaming authority has passed upon the adequacy or accuracy of this prospectus supplement or the investment merits of the debentures offered hereby or the shares of our common stock issuable upon conversion of the debentures. Any representation to the contrary is unlawful.

The date of this prospectus supplement is March 1, 2004.